For period ending 04/30/05

File number 811 -    9105



77(C).  Matters submitted to a vote of security holders.

        a) Meeting of shareholders - March 9, 2005

          (1)  Directors elected:

               Elisabeth Allison, Vanessa C.L. Chang, Gina H. Despres, Robert A. Fox, Jae H. Hyun, Koichi Itoh, William H. Kling, Robert W. Lovelace, John G. McDonald, William I. Miller, Alessandro Ovi, Kirk P. Pendleton, Rozanne L. Ridgway.

          (2) Ratification or rejection of the selection by the Board of Directors of Deloitte & Touche LLP as the independent accountant

                Votes:          Affirmative           Against         Abstain

                                69,301,837            309,583         525,327